“CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM”

We hereby consent to the incorporation by reference in the Proxy Statement/Prospectus and Statement of Additional Information constituting part of this Registration Statement on Form N-14 (the “Registration Statement”) of our report dated January 7, 2005, relating to the financial statements and financial highlights of the IPS Millennium Fund and the IPS New Frontier Fund appearing in the annual report to shareholders for the fiscal year ending November 30, 2004 which constitutes part of this Registration Statement.  We also consent to all references to our firm in the Proxy Statement/Prospectus, which is part of the Registration Statement.

Cohen McCurdy, Ltd.
February 18, 2005